Exhibit 99.1

EFiled: Jun 20 2011 3:53PM EDT Filing ID 38238763 Case Number 436,2010

IN THE SUPREME COURT OF THE STATE OF DELAWARE

LINDA PARNES KAHN and	)
ALAN SPIEGAL,	)	No. 436, 2010
)
Plaintiffs Below,	)	Court Below: Court of Chancery
Appellants,	)	of the State of Delaware
)
v.	)	C.A. No. 1808
)
KOLBERG KRAVIS ROBERTS &	)
CO., L.P., HENRY R. KRAVIS,	)
KELLY P. CONLIN, BEVERLY C.	)
CHELL, JOSEPH Y. BAE, DAVID	)
A. BELL, TIMOTHY D. DATTELS,	)
MEYER FELDBERG, PERRY	)
GOLKIN, H. JOHN GREENIAUS,	)
THOMAS UGER and DEAN B.	)
NELSON,	)
)
Defendant Below,	)
Appellees,	)
)
and	)
)
PRIMEDIA, INC.,	)
)
Nominal Defendant	)
Below Appellee.	)

Submitted: March 23, 2011

Decided: June 20, 2011

Before STEELE, Chief Justice, HOLLAND, BERGER, JACOBS and RIDGELY, Justices constituting the court en banc.

Upon appeal from the Court of Chancery. REVERSED and REMANDED.

Joseph A. Rosenthal and Jessica Zeldin, Rosenthal, Monhait & Goddess, P.A., Wilmington, Delaware. Of Counsel: James S. Notis, Gardy & Notis, LLP,

Englewood Cliffs, New Jersey; Judith L. Spanier (argued), Abbey Spanier Rodd & Abrams, LLP, New York, New York; Harold B. Obstfeld, Harold B. Obstfeld, P.C., New York, New York for appellants.

Peter J. Walsh, Jr., Kevin R. Shannon, and Meghan M. Dougherty, Potter Anderson & Corroon LLP, Wilmington, Delaware. Of Counsel: Gregory P. Joseph (argued), Mara Leventhal, and Sandra M. Lipsman, Gregory P. Joseph Law Offices LLC, New York, New York for the Special Litigation Committee of the Board of Directors of Primedia, Inc.

Anne Churchill Foster, Richards, Layton & Finger, Wilmington, Delaware for Nominal Defendant Primedia, Inc.

R. Judson Scaggs, Jr., Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware for appellees Kohlberg Kravis Roberts & Co., L.P., Joseph Y. Bae, Perry Golkin, Henry R. Kravis and Thomas Uger.

Martin S. Lessner, Young Conaway Stargatt & Taylor LLP, Wilmington, Delaware. Of Counsel: Adam Offenhartz, Gibson Dunn & Crutcher, New York, New York for appellees David Bell, Timothy Dattels, H. John Greeniaus, Kelly Conlin, Beverly Chell, Meyer Feldberg, and Dean Nelson.

STEELE, Chief Justice:

The Appellants in this derivative action, Linda Kahn and Alan Spiegal, who are shareholders of Primedia, Inc., appeal the Court of Chancery’s decision granting the Primedia Special Litigation Committee’s Motion to Dismiss claims arising out of a series of alleged violations of fiduciary duty by defendants, Kohlberg, Kravis, Roberts & Co., Primedia, Inc., and other Primedia officers and directors. Because we do not agree with the Court of Chancery’s interpretation of a Brophy claim as explained in Pfeiffer, we must reverse the Court of Chancery’s judgment of dismissal and remand the case for further proceedings consistent with this Opinion.

I. FACTS AND PROCEDURAL HISTORY

A. The Parties

The nominal defendant in this action is Primedia, Inc., (the Company) a Delaware corporation whose main executive offices are located in New York City. Primedia’s business involves ownership of media properties and brands that “connect buyers and sellers through print publications, websites, events, newsletters, and video programs.” Its common stock actively trades on the New York Stock Exchange.

Defendant below/appellee Kohlberg Kravis Roberts & Co. L.P. is an investment partnership that specializes in management buyouts of business entities. KKR indirectly controlled a majority of the common stock of Primedia. The remaining individual defendants below/appellees are eleven current and former directors of Primedia, several of whom are officers of the company: Joseph Y. Bae, Perry Golkin, Henry R. Kravis, Dean B. Nelson, and Thomas C. Uger (the KKR Directors); Beverly C. Chell and Kelly P. Conlin (the Management Directors); and David A. Bell, Timothy D. Dattels, Meyer Feldberg, and H. John Greeniaus (the Outside Directors).

The plaintiffs below/appellants are two owners of Primedia common stock, Alan Spiegal and Linda Parnes Kahn (collectively, Kahn).

B. The Facts

On December 19, 2001, Primedia’s board of directors approved a plan for Primedia to acquire up to $100 million dollars of its preferred shares, at 50% to 60% of redemption value, in exchange for common stock. As of December 19, 2001, KKR controlled approximately 60% of Primedia’s outstanding stock and had three of its designees on Primedia’s board. At the May 16, 2002 board meeting, Primedia’s directors authorized an additional $100 million in buybacks of its preferred shares. On May 21, 2002, Primedia’s KKR directors authored an advisory memo to KKR’s Investment Committee and Portfolio Committee containing an update on Primedia’s second quarter performance and advocating the purchase of Primedia’s preferred shares. The May 21st memo contained nonpublic information about Primedia.

At some point in 2002, KKR sought from the Primedia board of directors permission for KKR to purchase Primedia’s preferred shares, as long as Primedia was not purchasing those shares in the market. On July 2, 2002, Primedia director (and General Counsel) Beverley Chell circulated the unanimous written consent to the disinterested directors. After receiving advice from outside counsel, Chell circulated the written consent to Primedia’s entire board on July 8, 2002. The written consent stated, in part, that KKR’s purchase of up to $50 million in Primedia preferred stock was acceptable and not a usurpation of corporate opportunity. The board purportedly executed the written consent on July 8, 2002, without any serious deliberations. The record is unclear when the written consent actually became effective, because the original version’s signature page bore no date and at least one signature was not received until July 12, 2002. On July 3, 2002, KKR formed ABRA III LLC as an investment vehicle to purchase Primedia’s preferred shares, and ABRA began purchasing preferred shares on July 8, 2002. Between July 8 and November 5, 2002, KKR (through ABRA) purchased over $75 million of Primedia’s preferred stock, an amount that exceeded the $50 million limit allowed by the written consent.

On September 26, 2002, Primedia’s board of directors met and approved the sale of one of its biggest assets, the American Baby Group, for approximately $115 million in cash. Primedia did not publicly disclose the American Baby Group sale until November 4, 2002. Between September 26 and November 4, 2002, KKR spent $39 million1 to acquire Primedia’s preferred stock. On November 5, 2002, Primedia’s board of directors decided to explore repurchasing Primedia preferred shares. ABRA made its last purchase of Primedia’s preferred shares on November 5, 2002.

C. The Procedural History

Plaintiffs originally filed the Derivative Action on November 29, 2005. Thereafter, they filed the First Amended and Consolidated Complaint on April 26, 2006. Defendants moved to dismiss and on September 25, 2006, the Court of Chancery denied the motion.2 Primedia formed a Special Litigation Committee, which comprised Primedia Directors Daniel Ciporin and Kevin Smith, each of whom joined the board of directors after commencement of the action. On July 13, 2007, the SLC moved to stay the action pending its investigation and report. The court granted the stay, and on February 28, 2008, the SLC submitted its report and moved to dismiss the action.

The First Amended Complaint alleged that redemptions of Primedia’s D, F and H preferred stock (the cash-pay preferreds), and Series J paid-in-kind preferred

[1]	KKR spent approximately $75 million between July 8 and November 5, 2002, of which $39 million was spent between September 26 and November 4, 2002.
[2]	In re Primedia Inc. Derivative Litig., 910 A.2d 248 (Del Ch. 2006).

stock in 2004-2005 were unfair to Primedia and resulted in the enrichment to KKR, at a cost to Primedia. In the aggregate, KKR affiliates owned a majority of those reduced shares. Filed on August 22, 2007, the Second Amended Complaint alleged a single count for breach of fiduciary duty against each Director Defendant and KKR; retained the breach of fiduciary duty claim based on the redemptions of the Series J, D, F and H preferred stock; and expanded allegations relating to the circumstances surrounding ABRA’s preferred share purchases in 2002.

The Second Amended Complaint alleged that KKR engineered Primedia’s plans to restructure and redeem the preferred stock, and then formed ABRA “as a vehicle to buy the exact same Series D Stock, Series F Stock, and Series H Stock that were the subject of Primedia’s buyback.” The Second Amended Complaint also challenged the Board’s written consent approval of ABRA’s purchases.

On January 11, 2008, after the SLC’s investigation concluded, plaintiffs presented a new claim to SLC’s counsel. Plaintiffs claimed that the KKR defendants breached their fiduciary duty to the Company by purchasing the preferred stock at a time when they possessed material, non-public information. The allegations supporting the Brophy claim did not appear in the Second Amended Complaint, because the plaintiffs had purportedly uncovered the information while reviewing materials after they filed the Second Amended Complaint.3

On March 16, 2010, plaintiffs filed a Third Amended Complaint, which included the Brophy claim that KKR possessed material, non-public information. This latest complaint alleged that KKR knew that: (1) Primedia’s earnings would be better than previously forecasted to the market, and (2) the Company anticipated at some point redeeming its outstanding preferred stock and KKR traded on this information during the period July 8 to November 5, 2002.

On June 14, 2010, the Court of Chancery heard oral argument and, ruling from the bench, granted the SLC’s Motion to Dismiss. Kahn now appeals from that judgment. First, Kahn argues that the Court of Chancery erroneously held that disgorgement was not an available remedy for its Brophy claims, consistent with Pfeiffer’s holding.4 Second, Kahn contends the Court of Chancery erroneously concluded that the SLC had demonstrated the absence of any genuine issue of material fact regarding the thoroughness of its investigation or the reasonableness of its conclusions.

[3]	Brophy v. Cities Serv. Co., 70 A.2d 5 (Del. Ch. 1949).
[4]	Pfeiffer v. Toll, 989 A.2d 683 (Del. Ch. 2010).

II. ANALYSIS

A.	Exception to Mootness Doctrine.

During the pendency of this appeal, the SLC’s counsel notified this Court that Primedia had entered into an acquisition agreement with affiliates, TPG Capital. Under Delaware law, standing to maintain a derivative suit requires stockholder ownership of the shares throughout the pendency of the case.5 When the Primedia and TPG transaction closes, plaintiffs’ stock will be automatically converted into the right to receive cash consideration and therefore, they will lose standing to pursue this case.6 The SLC’s counsel contends that the transaction’s closing will moot the plaintiffs’ case. Normally, we decline to decide “moot” issues.7 This Court may, however, invoke the exception to mootness doctrine for matters of public importance that are capable of repetition yet may evade review.8 We find that this case falls within the public importance exception because other litigants have raised the Brophy issue in actions now pending

[5]	Lewis v. Anderson, 477 A.2d 1040, 1049 (Del. 1984).
[6]	Kramer v. Western Pacific Indus., 546 A.2d 348, 354 (Del. 1988).
[7]	McDermott Inc. v. Lewis, 531 A.2d 206, 211 (Del. 1987).
[8]	Gen. Motors Corp. v. New Castle County, 701 A.2d 819, 824 n.5 (Del. 1997).

before the Court of Chancery.9 For that reason, we will resolve the legal issue concerning available disgorgement remedies for a Brophy claim.

B.	Brophy Does Not Require an Element of Harm to the Corporation Before Disgorgement is an Available Remedy and to the Extent Pfeiffer Conflicts With This Holding, It is Wrong.

We review a trial judge’s legal conclusions de novo.10 The Vice Chancellor’s analysis focused on the SLC’s investigation of three issues: (1) the Brophy claim based on the May 21st Insider Information Memo; (2) the Brophy claim based on the agreement to sell American Baby Group; and (3) the Breach of Contract Claim based on the backdated written consent and the $50 million restriction.11 The Vice Chancellor applied the two-part Zapata standard to the SLC’s motion to dismiss.12 The first prong of the Zapata standard analyzes the independence and good faith of the committee members, the quality of its investigation and the reasonableness of its conclusions.13 Under Zapata’s first prong, the Vice Chancellor found the SLC based its decision on an independently

[9]	The Court of Chancery stayed the Pfeiffer v. Toll, C.A. No. 4140-VCL, litigation pending this Court’s decision in this appeal.
[10]	Alaska Elec. Pension Fund v. Brown, 941 A.2d 1011, 1015 (Del. 2007).
[11]	In re Primedia Inc. Derivative Litig., C.A. No. 1808, at 58-59 (Del. Ch. Jun. 14, 2010) (Laster, V.C.) (TRANSCRIPT).
[12]	Zapata Corp. v. Maldonado, 430 A.2d 779 (Del. 1981).
[13]	Id. at 788.

thorough investigation of the claims merits and a cost benefit analysis of pursuing the claims.14 The Vice Chancellor found that the SLC met its burden under the first prong of Zapata, but rather than granting the motion to dismiss immediately, the Vice Chancellor addressed Zapata’s discretionary second prong.15

Under Zapata’s second prong, which is purely discretionary, the court looks at a claim that may be sustainable but that the SLC decided should not be pursued for other reasons.16 The Court of Chancery’s function under Zapata’s second prong is to “strik[e] a balance between ‘legitimate corporate claims’ as expressed in the derivative shareholder suit and the corporation’s best interest as ascertained by the Special Litigation Committee.”17 Here, the Vice Chancellor started from “the proposition that there is a Brophy claim [    ] that would blow by a motion to dismiss on failure to state a claim.”18 Then the Vice Chancellor held that under the

[14]	In re Primedia Inc. Derivative Litig., C.A. No. 1808, at 62.
[15]	Zapata, 430 A.2d at 789.
[16]

In the second step, the Court of Chancery presumes both (1) that “the Committee was, in fact independent, that it acted in good faith in making its investigation, that it conducted a reasonable investigation under the circumstances, and that it had a reasonable basis for making its recommendation that the derivative action be dismissed,” and (2) that “the cause of action alleged on behalf of the corporation in the derivative complaint is a ‘legitimate’ one, i.e., presumably one that states on its face a legally cognizable wrong against a corporation which, once the proof is in, may well result in judgment in favor of the corporation.” Kaplan v. Wyatt, 484 A.2d 501, 508 (Del. Ch. 1984), aff’d, 499 A.2d 1184 (Del. 1985).

[17]	Id.
[18]	In re Primedia Inc. Derivative Litig., C.A. No. 1808, at 63.

law, as explained in Pfeiffer v. Toll, disgorgement is not an available remedy for most of the Brophy claims.19 But, Pfeiffer’s holding—which requires a plaintiff to show that the corporation suffered actual harm before bringing a Brophy claim—is not a correct statement of our law. To the extent Pfeiffer v. Toll conflicts with our current interpretation of Brophy v. Cities Service Co., Pfeiffer cannot be Delaware law.

In the venerable case of Brophy v. Cities Co., one of the defendants was an employee who had acquired inside information that the corporate plaintiff was about to enter the market and purchase its own shares. Using this confidential information, the employee, who was not an officer, bought a large block of shares and, after the corporation’s purchases had caused the price to rise, resold them at a profit.20 Because the employee defendant occupied a position of trust and confidence within the plaintiff corporation, the court found his relationship analogous to that of a fiduciary.21 The employee defendant argued that the plaintiff had failed to state a claim because “it [did] not appear that the corporation suffered

[1][9]	In re Primedia Inc. Derivative Litig., C.A. No. 1808, at 64.
[20]	Brophy, 70 A.2d at 7.
[21]	Id.

any loss through his purchase of its stock.”22 The Court of Chancery expressly rejected that argument, stating that:

In equity, when the breach of confidential relation by an employee is relied on and an accounting for any resulting profit is sought, loss to the corporation need not be charged in the complaint. . . . Public policy will not permit an employee occupying a position of trust and confidence toward his employer to abuse that relation to his own profit, regardless of whether his employer suffers a loss.23

Thus, actual harm to the corporation is not required for a plaintiff to state a claim under Brophy. In Brophy, the court relied on the principles of restitution and equity, citing the Restatement of the Law of Restitution § 200, comment a, for the proposition that a fiduciary cannot use confidential corporate information for his own benefit.24 As the court recognized in Brophy, it is inequitable to permit the fiduciary to profit from using confidential corporate information. Even if the corporation did not suffer actual harm, equity requires disgorgement of that profit.25

[22]	Id. at 8.
[23]	Id. (citing Loft, Inc. v. Guth, 2 A.2d 225 (Del. Ch. 1939), aff’d 5 A2.d 503 (Del. 1939) and Lutherland, Inc. v. Dahlen, 53 A.2d 143 (Pa. 1947)).
[24]	Id. at 7-8.
[25]	Id. at 8.

This Court has cited Brophy approvingly when discussing how the duty of loyalty governs the misuse of confidential corporate information by fiduciaries.26 In In re Oracle Corp. Deriv. Litig.,27 we affirmed the Court of Chancery’s articulation of the elements essential for a plaintiff to prevail on a Brophy claim. The plaintiff must show that: “1) the corporate fiduciary possessed material, nonpublic company information; and 2) the corporate fiduciary used that information improperly by making trades because she was motivated, in whole or in part, by the substance of that information.”28

[26]

See Oberly v. Kirby, 592 A.2d 445, 463 (Del. 1991) (“[T]he absence of specific damage to a beneficiary is not the sole test for determining disloyalty by one occupying a fiduciary position. It is an act of disloyalty for a fiduciary to profit personally from the use of information secured in a confidential relationship, even if such profit or advantage is not gained at the expense of the fiduciary. The result is nonetheless one of unjust enrichment which will not be countenanced by a Court of Equity.”); Mills Acquisition Co. v. Macmillan, Inc., 559 A.2d 1261, 1283 (Del. 1989) (citing Brophy as supporting duty of fair dealing by “those who are privy to material information obtained in the course of representing corporate interests” and holding that “[a]t a minimum, this rule dictates that fiduciaries, corporate or otherwise, may not use superior information or knowledge to mislead others in the performance of their own fiduciary obligations”); Weinberger v. UOP, Inc., 457 A.2d 701, 711 (Del. 1983) (“[O]ne possessing superior knowledge may not mislead any stockholder by use of corporate information to which the latter is not privy. Delaware has long imposed this duty even upon persons who are not corporate officers or directors, but who nonetheless are privy to matters of interest or significance to their company.”); Singer v. Magnavox Co., 380 A.2d 969, 977 (Del. 1977) (citing Brophy as one of many precedents enforcing the “fiduciary obligation of honesty, loyalty, good faith and fairness”), overruled on other grounds by Weinberger, 457 A.2d at 715. See also Adams v. Jankouskas, 452 A.2d 148, 152 (Del. 1982) (citing Brophy as authority for imposing constructive trust “when a defendant’s fraudulent, unfair or unconscionable conduct causes him to be unjustly enriched at the expense of another to whom he owed some duty”).

[27]	In re Oracle Corp., 867 A.2d 904 (Del. Ch. 2004), aff’d, 872 A.2d 960 (Del. 2005) (ORDER).
[28]	Id. at 934.

In Pfeiffer v. Toll, the plaintiff stockholder brought a derivative action against the defendants, who were eight members of the Toll Brothers’ board of directors, to recover damages suffered by the company from their alleged insider trading.29 Pfeiffer claimed that the defendants sold significant amounts of Toll Brothers stock from December 2004 through September 2005 while in possession of material, non-public information about Toll Brothers’ future prospects.30 Specifically, Toll Brothers was projecting 20% growth in net income for 2006 and 2007, and its stock price more than doubled from December 2004 to July 2005. During this same period, the director defendants allegedly sold 14 million shares of stock for over $615 million. Based on those sales, which were inconsistent with past trading patterns and were suspicious in their timing and amount, Pfeiffer asserted a derivative claim for breach of fiduciary duty under Brophy.

The defendants moved to dismiss the complaint, arguing, among other things, that Brophy is an outdated precedent in light of the federal securities laws, which govern insider trading claims. While on one hand upholding Brophy as good law,31 the Court of Chancery concluded that “[t]he purpose of a Brophy claim

[29]	Pfeiffer, 989 A.2d at 687-88.
[30]	Id. at 689.
[31]	Id. at 973. The Vice Chancellor wrote:

Maintaining Brophy as a cause of action fulfills Delaware’s strong public policy of policing against loyalty violations by fiduciaries. It serves to protect the is to remedy harm to the corporation.”32 By focusing on that harm, it “disposes of the defendants’ contentions that Brophy is a misguided vehicle for recovering the same trading losses that are addressed by the federal securities laws .. . . [and] the contention that Brophy grants a remedy without underlying harm.”33 Next, the Vice Chancellor concluded that the harm to the corporation “is generally not measured by insider trading gains or reciprocal losses.”34 Citing to this Court’s precedent on two occasions, the Vice Chancellor found that Delaware law “does not provide a class-wide remedy for market based-harm”35 and “interpreting Brophy as a basis for recovering those measures of damages would conflict with [those holdings].”36 Moreover, the court found that “disgorgement of insider trading profits . . . is also not the appropriate measure of damages because insiders corporation’s interest in its confidential information and to ensure that the information is not misused for private gain. Eliminating the remedy would be equivalent to transferring ownership of information from the corporation to its fiduciaries, which is contrary to Delaware law.

[32]	Id. at 699.
[33]	Id. at 701.
[34]	Id. at 699.
[35]

Id. (citing Malone v. Brincat, 722 A.2d 5, 12-14 (Del. 1998) (rejecting breach of fiduciary duty as vehicle for class-wide recovery of trading losses) and Gaffin v. Teledyne, Inc., 611 A.2d 467, 474 (Del. 1992) (rejecting common law fraud claim as vehicle for class-wide recovery of trading losses)).

[36]	Id.

who trade on an impersonal market typically are not engaging in the type of self-dealing transaction to which a disgorgement remedy historically applies.”37 The court also held that market trading “typically does not involve the usurpation of a corporate opportunity, where disgorgement has been the preferred remedy.”38

To that end, the Vice Chancellor concluded that in the context of a Brophy claim, disgorgement is “theoretically available” in two circumstances: (1) “when a fiduciary engages directly in actual fraud and benefits from trading on the basis of the fraudulent information;” and (2) “if the insider used confidential corporate information to compete directly with the corporation.”39 Brophy, in the Vice Chancellor’s view, was an example of the second circumstance where

[37]	Id. The Vice Chancellor cited to Guttman v. Huang, 823 A.2d 492, 502 (Del. Ch. 2003). The quoted passage read:

In this case, the plaintiffs attack a myriad of stock sales, not between the defendant-directors and [the corporation], but between the defendant-directors and marketplace buyers. As a matter of course, corporate insiders sell company stock and such sales, in themselves, are not quite as suspect as a self-dealing transaction in which the buyer and seller can be viewed as sitting at both sides of the negotiating table. Although insider sales are (rightly) policed by powerful forces—including criminal laws—to prevent insiders from unfairly defrauding outsiders by trading on non-public information, it is unwise to formulate a common law rule that makes a director “interested” whenever a derivative plaintiff cursorily alleges that he made sales of company stock in the market at time when he possessed material, non-public information.

[38]	Pfeiffer, 989 A.2d at 699 (citing Beam ex rel. Martha Stewart Living Omnimedia, Inc. v. Stewart, 833 A.2d 961, 973-74 (Del. Ch. 2003)).
[39]	Id. at 700.

disgorgement is an appropriate remedy.40 But, in most circumstances a corporation would only be able to recover for “actual harm causally related (in both the actual and proximate sense) to the breach of the duty of loyalty”—for example “costs and expenses for regulatory proceedings and internal investigations, fees paid to counsel and other professionals, fines paid to regulators, and judgments in litigation.”41

We decline to adopt Pfeiffer’s thoughtful, but unduly narrow, interpretation of Brophy and its progeny. We also disagree with the Pfeiffer court’s conclusion that the purpose of Brophy is to “remedy harm to the corporation.” In fact, Brophy explicitly held that the corporation did not need to suffer an actual loss for there to be a viable claim.42 Importantly, Brophy focused on preventing a fiduciary wrongdoer from being unjustly enriched.43 Moreover, we have found no cases requiring that the corporation suffer actual harm for a plaintiff to bring a Brophy

[40]

Id. Because in Brophy “the fiduciary bought shares based on inside information that the corporation was about to purchase a large block, thereby putting himself in direct conflict with the corporation in the market for the shares.”

[41]	Id.
[42]	Brophy, 70 A.2d at 8.
[43]	Id.

claim.44 To read Brophy as applying only where the corporation has suffered actual harm improperly limits its holding.

We decline to adopt Pfeiffer’s interpretation that would limit the disgorgement remedy to a usurpation of corporate opportunity or cases where the insider used confidential corporate information to compete directly with the corporation. Brophy was not premised on either of those rationales. Rather, Brophy focused on the public policy of preventing unjust enrichment based on the misuse of confidential corporate information.45 Just as the Brophy court relied on the seminal decision in Guth v. Loft,46 we also rely on the Guth court’s rationale in this case, and refuse to restrict disgorgement in Brophy cases as Pfeiffer suggests.

The rule, inveterate and uncompromising in its rigidity, does not rest upon the narrow ground of injury or damage to the corporation resulting from a betrayal of confidence, but upon a broader foundation of a wise public policy that, for the purpose of removing all temptation, extinguishes all possibility of profit flowing from a breach of the confidence imposed by the fiduciary relation.47

[44]	See In re Am. Int’l Group Inc., 965 A.2d 763 (Del. Ch. 2009); In re Oracle Corp., 867 A.2d 904 (Del. Ch. 2004), aff’d, 872 A.2d 960 (Del. 2005) (ORDER); Guttman v. Huang, 823 A.2d 492 (Del. Ch. 2003).
[45]	Brophy, 70 A.2d at 6.
[46]	Guth v. Loft, Inc., 5 A.2d 503 (Del. 1939).
[47]	Id. at 510.

Given Guth’s eloquent articulation of Delaware’s public policy and the fact that “Delaware law dictates that the scope of recovery for a breach of the duty of loyalty is not to be determined narrowly,”48 we find no reasonable public policy ground to restrict the scope of disgorgement remedy in Brophy cases—irrespective of arguably parallel remedies grounded in federal securities law.

C.	The Vice Chancellor’s Analysis of the SLC’s Motion to Dismiss Under Zapata’s Second Prong Cannot Be Affirmed in the Shadow of Pfeiffer’s Incorrect Holding.

As an initial matter, Zapata’s first prong is subject to a summary judgment standard, our review of which is de novo.49 Because Zapata’s second prong implicates the Court of Chancery’s business judgment, we review for an abuse of discretion.50

1. Zapata’s First Prong

As discussed in Part IIB, supra, under the first prong of the Zapata analysis, the Court must determine whether the members of the SLC acted independently51

[48]	Thorpe v. CERBCO, 676 A.2d 436, 445 (Del. 1996).
[49]	Williams v. Geier, 671 A.2d 1368, 1375 (Del. 1996).
[50]	Neponsit Inv. Co. v. Abramson, 405 A.2d 97, 100 (Del. 1979).
[51]	The SLC’s independence is not an issue in this appeal.

and conducted a reasonable investigation upon which it based its conclusions.52 Kahn contends that the SLC failed to meet its burden regarding the thoroughness of its investigation, the reasonableness of its conclusions, and its good faith. We disagree.

Kahn argues that the SLC’s investigation was deficient because it avoided a thorough investigation of the materiality of the inside information and improperly validated the deficient process by incorrectly determining that the inside information was not material and the statute of limitations barred all the Brophy claims. Kahn’s claims include allegations that the Committee (1) inadequately investigated the Brophy claims related to the inside information memo by failing to question witnesses regarding their motivation to purchase based on the memo; (2) inadequately investigated whether KKR’s preferred stock purchases in relation to the American Baby Group sale were based on material inside information; and (3) inadequately investigated KKR’s breach of contract with Primedia regarding the “$50 million” restriction and the agreement to defer to Primedia in the market.

The SLC examined all of the allegations in the First Amended Complaint, Second Amended Complaint, and Third Amended Complaint. The SLC’s findings and conclusions were presented in a 371 page report accompanied by an eight

[52]

Kaplan v. Wyatt, 484 A.2d 501, 519 (Del. Ch. 1984), aff’d, 499 A.2d 1184 (Del. 1985) (explaining it is the Special Litigation Committee which is under examination at this first-step stage of the proceedings, and not the merits of the plaintiff’s cause of action.)

volume appendix. The information in the report supports the SLC’s conclusion that the preferred stock redemptions were not driven by KKR’s self-interest, but by Primedia’s need to reduce its debt burden through a deleveraging program put in place by Primedia’s management. First, the SLC determined that the May 21st memo was immaterial because the non-public information, when disclosed, did not have any impact on the market price of the preferred shares. The SLC based their materiality analysis on the financial experts’ opinion of the preferred share market. Further, the SLC’s conclusion that the statute of limitations barred the Brophy claims is reasonable and was based on undisputed facts in the record. Next, the SLC analyzed scienter and determined that KKR did not intend wrongfully to profit from the purported material inside information. Financial expert analysis demonstrated that for every dollar KKR redistributed from the common to the preferred shareholders, KKR lost more than it gained. Finally, the SLC determined that the $50 million restriction was not a firm limit but rather a safe harbor that was legally inconsequential in light of Primedia’s inability to take advantage of the opportunity. The SLC thoroughly investigated the circumstances surrounding the written consent and determined that the failure to monitor KKR’s purchases manifested a failure to follow best practices. Legally, however, the SLC found that the failure to monitor irrelevant because the written consent was a safe harbor for KKR and there was no corporate opportunity to be usurped.

For these reasons, we agree that the SLC’s investigation shows there was no disputed material issue of fact and the SLC acted in good faith and had a reasonable basis for its conclusion. Further, the SLC did not investigate the Brophy claims in bad faith because they thoroughly investigated the factual elements underlying the corporate opportunity claim. The SLC conducted an in depth inquiry and issued a lengthy and well documented report.53 Therefore, under Zapata’s first prong, we conclude the Vice Chancellor correctly determined that the SLC had demonstrated the absence of any genuine issue of material fact about the thoroughness of its investigation and the reasonableness of its conclusions.

2. Zapata’s Second Prong

We cannot ascertain from the present record whether the Vice Chancellor analyzed the SLC’s Motion to Dismiss without improperly relying on Pfeiffer. Although the SLC did not rely on Pfeiffer’s holding in its motion to dismiss, it did argue lack of cognizable harm during oral argument to the Vice Chancellor.54 The SLC argued that materiality, scienter, timeliness, and indemnification obligations were independent grounds for dismissal. Nevertheless, we cannot determine whether the Vice Chancellor relied on the materiality or scienter elements because

[53]	The SLC reviewed 140,000 pages of documents, conducted 21 interviews, and held 23 formal meetings during the nine month investigation.
[54]	In re Primedia Inc. Derivative Litig., C.A. No. 1808, at 10 (Del. Ch. Jun. 14, 2010) (Laster, V.C.) (TRANSCRIPT).

he did not discuss either element in the bench ruling.55 For instance, we are unable to determine whether the Vice Chancellor’s comment, “I start from the proposition that there is a Brophy claim here that would blow by a motion to dismiss on failure to state a claim,”56 implicitly suggests he thought the information was sufficiently material but dismissed the claim because of his reliance on Pfeiffer.57 Absent a more focused analysis in the record, we must therefore reverse and remand. On remand, the Vice Chancellor should analyze the claim without any assumption that an element of harm to the corporation must exist before a disgorgement equitable remedy is available.

[55]	The Vice Chancellor found the statute of limitations issue to be “quite litigable,” and could see arguments going both ways on a motion to dismiss. Id. at 77.
[56]	Id. at 77.
[57]	The Vice Chancellor explained:

I think this is a difficult damages case. . . [A]s I understand the law and as I tried to explain in Pfeiffer versus Toll, I don’t think there’s a disgorgement claim here. The only place where I think there’s a possible disgorgement claim is the November 5th purchase by KKR, and that would be on a theory that KKR blocked Primedia from going into the market; otherwise I think the very thorough analysis that the SLC did. . . eliminates any possibility that KKR, in fact, was competing with Primedia for this opportunity. . . So. . . what that means in terms of a damages case here is, you look to the harm to the corporation. And I think the harm to the corporation is of two types. First, I’ll call it inside trading, just because it’s a shorthand. But the inside trading effectively caused them to deal with this lawsuit and pay [fees], and also caused the company to incur the cost of a special litigation committee investigation.

Id. at 78-79.

III. CONCLUSION

The judgment of the Court of Chancery is REVERSED and the action is REMANDED for proceedings consistent with this Opinion.